EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of April 2006

BETWEEN:

ESSENTIAL INNOVATIONS TECHNOLOGY CORP. a company duly incorporated pursuant to the State of Nevada and having its Principal offices at 142 – 114 West Magnolia Street, Bellingham, WA USA 98225.

(Herein called the “Employer”)

OF THE FIRST PART

AND:

Jason McDiarmid

(Herein called the “Employee”)

OF THE SECOND PART

WHEREAS:

A.	The Employee is employed or is about to be employed by the Employer; and

B.            The Employer is in the business of manufacturing and distribution of Geothermal Heat Pumps; and

C.            The Employer has agreed to employ or continue to employ the Employee and the Employee has agreed to be employed or continue to be employed by the Employer on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree each with the other as follows:

EMPLOYMENT

1.            The Employee will faithfully, honestly and diligently serve the Employer, in consideration of which the Employer will pay to the Employee remuneration to be established by the Employer from time to time, with at least an annual review. The position of the Employee and the basis of the initial remuneration of the Employee are as set out in the Schedule to this Agreement.

2.            During the term of his employment, the Employee shall perform and accept the duties assigned to him by the Employer from time to time based upon the needs of the Employer.

DEVOTION OF TIME

3.            It is acknowledged and agreed by the Employee that the work of the Employee is and will be of such nature that regular hours may be impossible. It is anticipated that there will be certain evenings, Saturdays, Sundays, and holidays during which the Employee shall be requested or may volunteer to work. The work of the Employee is of a supervisory or senior nature and accordingly the Employee agrees that the remuneration established by the Employer from time to time shall be in full and complete satisfaction for the Employee’s work and services no matter how and when performed, and the Employee hereby releases the Employer from any claims for overtime pay or compensation whatsoever which the Employee might have by reason of any existing or future legislation or otherwise.

TERMS OF EMPLOYMENT

4.            The employment of the Employee under this Agreement shall continue from the date of this agreement until this Agreement is terminated in accordance with its terms and provisions.

RULES AND REGULATIONS

5.            The Employee shall observe, comply and be bound by all rules, regulations and instructions of the Employer in force from time to time including, without limiting the generality of the foregoing, those which may from time to time be in force as set out in a Policies and Procedures Manual which may be written and utilized by the Employer from time to time herein called the “Manual”).

CONFIDENTIAL INFORMATION

6.            The Employee acknowledges that during the course of his employment with the Employer he will come into contact with various information and trade secrets (herein called the “Proprietary Information”), both written and unwritten, in connection with the business and activities conducted by the Employer, the technology utilized by the Employer, the equipment being utilized or developed, the marketing by the Employer, and the commercial activities of the Employer, including, without limiting the generality of the foregoing, providing technical support to customers to assist them in downloading specific computer software programs and to conduct certain credit card transactions, and new business ideas. The Employee acknowledges that the Proprietary Information is a special’ valuable, and unique asset owned by the Employer.

7.            The Employee shall during the term of his employment and thereafter at all times treat the Proprietary Information strictly confidential and shall not communicate the Proprietary Information to any person, firm, corporation or business without the Employer’ prior written consent.

8.            The Employee shall not use the Proprietary Information, during the term of his employment or at any time thereafter, as a basis for or ancillary to the conducting of a similar business or activity to that of the Employer or for any other purpose other than in connection with his employment hereunder, without first obtaining the Employer’ prior written consent.

9.            The Employee shall not make copies of any computer files, documents, materials or other information included in or relating to the Proprietary Information without the Employer’s prior written consent. The Employee shall immediately upon demand by the Employer return to the Employer all computer files, documents, materials or other information and all copies thereof or any materials arising out of the foregoing and shall not retain any copies thereof for any purpose.

NON-COMPETITION WITH EMPLOYER

10.          During the term of the employment of the Employee the Employee agrees to devote his best efforts and entire working time to further the interest of the Employer, and the Employee shall not during such term of employment or for a period of three (3) years after termination of such employment, within a one hundred (100) mile radius of the City boundaries of the City of Surrey, British Columbia, directly or indirectly in any capacity whatsoever, directly or indirectly, alone or in association with any other person’

firm, partnership, association or corporation, or as employee, officer, director or stockholder of any other person, firm, partnership, association or corporation, be engaged in or be financially interested in any commercial activity competitive with the Employer or continue or assume any other corporate affiliations without the prior written consent of the Employer. This excludes the purchase by the Employee of any publicly traded stock purchased in the usual manner at the current market price.

11.          The Employee further agrees that for a period of three (3) years after termination of his employment the Employee shall not, except with the prior written consent of the Employer, on behalf of himself or any other person or any firm or corporation solicit business from any person, firm or corporation who or which shall at any time during the Employee’s employment with the Employer have been a customer of the Employer or of any of its subsidiaries or affiliates, provided always that the provisions of this clause shall not prohibit the Employee from soliciting business from any such customer if such business is in no way similar to the business carried on by the Employer or any of its subsidiaries or affiliates.

REMEDIES IN THE EVENT OF BREACH

12.          In recognition of the irreparable harm that a violation of this Agreement would cause the Employer, the Employee agrees that in addition to any other relief afforded by law, an injunction against such violation or violations may be issued against him and every other person connected thereby and the parties acknowledge that both damages and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

13.          In the event of any such violation, the Employee agrees to pay all reasonable solicitor’s costs incurred by the Employer on a solicitor and own client basis as well as all disbursements and court costs incurred by the Employer in pursuing any of its rights with respect to such violation, in addition to any damages suffered by the Employer.

14.          The Employee acknowledges that all of the covenants and conditions of this Agreement are reasonable and necessary for the protection of the Employer’s business operations and activities.

15.          The Employee acknowledges that he has been advised to and afforded an opportunity to obtain independent legal advice in connection with the contents and the advisability of executing this Agreement. The Employee acknowledges that either he has obtained such advice or decided to forego the obtaining of such advice.

TERMINATION

16.          The Employer may terminate the employment of the Employee under this Agreement summarily for cause or at any time without cause but in the event of termination without cause, the Employer shall at its option either:

(a)	Give the Employee written notice for Notice Period (as hereinafter defined); or
(b)	Pay the Employee a payment equal to the aggregate salary which the Employee would have earned during the Notice Period; or
(c)	Continue the salary due to the Employee during the Notice Period;

17.          The Employee agrees, understands and accepts as reasonable that in any case other than for cause his employment under this Agreement may be terminated regardless of the position that he holds with the Employer, his age or employment prospects at the time of termination by the Employer at any time upon written notice or payments in lieu of notice pursuant to the preceding paragraph, during the Notice Period (in this Agreement referred to as the “Notice Period”) as follows:

(a)	Two (2) weeks notice where, the Employee has completed a period of employment of at least three (3) consecutive months;
(b)	Three (3) weeks notice where, the Employee has completed a period of employment of at least two (2) consecutive years, and
(c)	One (1) additional weeks notice for each subsequent completed year of employment up to a maximum of twenty - four (24) weeks notice.

18.          In the event that the Employee shall at any time during the term hereof by reason of illness or mental or physical disability or incapacity be prevented from or incapable of performing the Employee’s duties hereunder, then the Employee shall not be entitled to receive remuneration for the period during which such incapacity shall continue. If such incapacity shall continue for longer than three (3) successive months then the employment of the Employee hereunder shall, at the option of the Employer, forthwith terminate, and the Employee shall not be entitled to any compensation from the Employer in respect of such termination.

19.          The Employee shall give the Employer two (2) weeks notice of termination of his employment under this Agreement.

RETURN OF MATERIALS AT TERMINATION

20.          In the event of any termination of the employment of the Employee under this Agreement, the Employee will promptly deliver to the Employer, or any subsidiary designated by the Employer, all documents, data, records and other information pertaining to his employment hereunder, and the Employee shall not take any documents or data, or any reproduction or excerpt of any documents or data containing or pertaining to the Employer.

PERSONAL CONTRACT

21.          This Agreement and all other rights, benefits privileges herein contained shall be personal and accordingly, may not be assigned by the Employee

22.          Any notice, payment or other communication required or permitted to be given or served pursuant to this Agreement shall be in writing and shall be delivered personally or mailed in British Columbia by registered post prepaid addressed as follows:

If to the Employer:

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.

Principal offices at 142 – 114 West Magnolia Street, Bellingham, WA USA 98225.

If to the Employee

JASON MCDIARMID

_____________________

_____________________

or at such other addresses as may from time to time, be notified in writing by either of the parties. Any such notice shall be deemed to have been given, if delivered by hand, on the day delivered and if mailed, three (3) business days following the day of posting; provided that if there shall be at the time of mailing or between the time of mailing and actual receipt of the notice of a mail strike, slow down or other labor dispute which might affect delivery of the notice by mail, then such notice shall be effective only if actually delivered.

GENERAL

23.          The provisions herein contained constitute the entire Agreement between the parties and supersede all the previous communications, representations and agreements whether verbal or written, between the parties with respect to the subject matters hereof.

CAPTIONS

25.          The captions, appearing in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provisions hereof.

INTERPRETATION

26.          All references to any party to this Agreement shall be read with such changes in number and gender as the context hereof or reference to the party shall require.

JURISDICTION

27.          The proper law of this Agreement shall be the law of the Province of British Columbia, whose courts shall have the exclusive jurisdiction to interpret this Agreement or determine any dispute arising out of the performance of its terms or conditions.

INVALIDITY

28.          To the extent that any of the provisions set forth herein, or any work, phrase, clause or sentence thereof shall be found to be illegal or unenforceable for any reason, such agreement, word, phrase, or sentence shall be modified or deleted in such manner so as to make the Agreement as modified legal and enforceable under the applicable laws, and the balance of the Agreement or any part thereof shall not be affected thereby, the balance being construed as severable and independent.

AMENDMENT

29.          No alteration or amendment of this Agreement shall take effect unless the same is in writing duly executed by each of the parties in the same manner as this Agreement.

ENUREMENT

30.          This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF	)
)
ESSENTIAL INNOVATIONS	)
TECHNOLOGY CORP.	)
was affixed hereto in the presence of:	)
/s/ Peter Bond	)	c/s
Authorized Signatory	)
)
SIGNED, SEALED AND DELIVERED	)
by	)	/s/ Jason McDiarmid

SCHEDULE “A”

To EMPLOYMENT AGREEMENT dated the 1st day of April 2006.

Contract Terms:

Essential Innovations Technology Corp.

Employee:	Jason McDiarmid

Position:	President & Chief Executive Officer

Term:	April 1st, 2006 to March 31st, 2009; the salary may be re-negotiated for the third year extension

Basic Salary:	First year USD $165,000
Second year USD $181,500

Shares:	250,000 shares in Essential Innovations Technology Corp. (USA Parent Public Company) to be issued at the start date of this Agreement; April 1st, 2006

Cashless Warrants:

250,000 cashless warrants in Essential Innovations Technology Corp. (USA Parent Public Company) to be issued at the start date of this Agreement and priced based on the market at that date, that price being $0.53/share; these warrants have a 5 year life from the issuance date of April 1, 2006

Incentive Bonus:	A 2.0% bonus of ESIV EBITDA (paid quarterly) payable in Cash

Benefits:	- Vehicle allowance or vehicle + operating costs
- Group health / dental (for self and family) + life insurance
- Any other benefits that the Company may implement for similar position
- Reimbursement of business expenses
- Pay for professional association dues (if necessary)
- Pay for required continuing professional education
- Paid vacation of 4 weeks per year
- Pay for Company Cell Phone